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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) of Calgene II, Inc. for the registration of 31,290,445 shares of its common stock and to the incorporation by reference therein of our report dated August 18, 1995, with respect to the consolidated financial statements and schedules of Calgene, Inc. included in its Annual Report (Form 10-K/A) for the year ended June 30, 1995, filed with the Securities and Exchange Commission.

  We also consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 18, 1995, in the Registration Statement (Form S-4) of Calgene II, Inc. for the registration of 31,290,445 shares of its common stock.

                                          Ernst & Young LLP

Sacramento, California
January 31, 1996